Exhibit 10.24

MEDICAL OFFICE LEASE

THIS MEDICAL OFFICE LEASE (this "Lease") is executed, on July 20, 2017, but deemed to be effective on July 1, 2015 (the "Effective Date") by and between UNIVERSITY OF KANSAS HOSPITAL AUTHORITY, a public body corporate and independent instrumentality of the State of Kansas ("Landlord"), and GLOBAL ISOTOPES, LLC, an Illinois limited liability company, which transacts business under the assumed name of ZEVACOR MOLECULAR ("Tenant").

RECITALS:

WHEREAS, Landlord and Tenant have been operating within the Premises (as hereinafter defined) in accordance with the terms of this Lease since the Effective Date;

WHEREAS, Landlord and Tenant failed to execute this Lease on July 1, 2015, but nonetheless operated in compliance with the terms set forth herein and now wish to fully execute the Lease to properly memorialize the same.

WITNESSETH THAT:

In consideration of the terms, covenants and conditions which are contained and expressed in this Lease, Landlord and Tenant agree as follows:

ARTICLE I.

LEASED PREMISES

1.1 Premises. Subject to all the terms, provisions and conditions herein contained, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord certain space within The University of Kansas Hospital located at 3901 Rainbow Blvd Kansas City, Kansas ("Building"), containing approximately 1,600 square feet, and as depicted on Exhibit "A" attached hereto (hereinafter called "Premises"). This Lease is subject to the terms, covenants, and conditions herein set forth, and the Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants, and conditions. Tenant, in. addition, acquires by virtue of this Lease the nonexclusive right to use the elevators, stairs, rest rooms and other common areas, facilities and public portions of the Building (collectively, the. "Common Area"), subject to such reasonable rules and regulations as Landlord may periodically prescribe in respect to the use of that. Common Area.

1.2 Regulatory Approval. Tenant's obligations under this Lease are conditioned upon the receipt, by Tenant, of any local, state, and federal regulatory approval, in whatever form, required for Tenant's use of the Premises as set forth in Section 5.1. Landlord will cooperate in good faith with Tenant's application for any such approval. If Tenant is unable, to obtain and continuously maintain any such approval, Tenant may terminate this Lease by delivering at least a thirty (30) day notice to Landlord, in which case the Parties will be deemed to be released as to all of their respective duties, obligations and responsibilities under this Lease; however, Tenant shall remain obligated under any indemnity provided in this Lease and to comply with any provision under this Lease which survives the termination thereof, including, but not limited to, Section 10.22 which governs the removal/decommissioning of the Cyclotron Assets (as hereinafter defined).

ARTICLE II.

TERM AND TERMINATION

2.1 Term. The term of this Lease (the "Term") shall be for five (5) years, commencing on July 1, 2015 (the "Commencement Date"), and ending on June 30, 2020 (the "Expiration Date"), unless that Term is terminated prior to such Expiration Date pursuant to and in compliance with other applicable provisions of this Lease. Notwithstanding the foregoing, in the event either party terminates this Lease prior to the first anniversary of the Commencement Date, then the parties shall not enter into another agreement for the same or substantially the same space on terms different from those specified herein for a period of twelve (12) months from the Commencement Date.

2.2 Renewal Option. If Tenant delivers a notice to Landlord at least six (6) months prior to the Expiration Date, and if Tenant is. not then in default under this Lease, the Term of this Lease, as defined in Section 2.1, may be extended by Tenant an additional five (5) year period, commencing on the Expiration Date. Such extension shall be upon the: same terms and conditions of this Lease except that the Rent payable hereunder shall be at the then existing FMV (as hereinafter defined). Any extension of this Lease pursuant to this Article 2.2. will be characterized and identified, in this. Lease, as the "Term" under this Lease.

2.3 Termination.

(a) Termination upon Default by Tenant Landlord Reentry. Tenant shall be in default of Tenant's obligations under this Lease, and Landlord shall have the right, at Landlord's option, to terminate this Lease, or retake possession without terminating this Lease, in the event that any of the following occur (each, an "Event of Default"):

(i) Tenant fails to pay any payment of Rent (as hereinafter defined) when due and. such failure continues without cure for three (3) business days after written notice by Landlord to Tenant setting forth the payment default; or

(ii) Tenant fails in the performance of any material covenant, agreement, obligation or condition in this Lease and such failure continues without cure for thirty (30) days after written notice by Landlord to Tenant setting forth the nature of default, or if the nature of the default is such that it cannot reasonably be cured within thirty (30) days, then Tenant must take prompt and diligent steps reasonably contemplated to begin to cure the default within such thirty (30) days and must prosecute such steps with reasonable diligence to completion; or

(iii)      Tenant files bankruptcy, has an involuntary bankruptcy proceeding initiated against it (and same are not dismissed within sixty (60) days), makes an assigtunent for the benefit of creditors, or otherwise seeks protection under state or federal debtor relief laws.

Upon any such termination, Tenant shall quit and. surrender the Premises to Landlord, but no such termination and/or reentry shall relieve Tenant front the, obligation to make the rental payments required by this Lease under the remainder of the Term, at the time and in the manner provided herein, or from any other obligation hereunder or arising by operation of law. Whether or not Landlord elects to terminate this Lease, Landlord may thereafter reenter the Premises and remove all persons and property therefrom by any suitable action or proceedings at law or in equity or by force or otherwise without being liable for prosecution or in damages therefor and repossess and enjoy the Premises together with all additions, alterations, and improvements. If Landlord terminates this Lease due to Tenant's default, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages and as Landlord's sole and exclusive remedy under this Lease, an accelerated lump sum amount equal to the amount of the rent which was to be paid to Landlord by Tenant pursuant to this Lease with respect to the remainder of the Term which existed when Landlord terminated this Lease, plus Landlord's reasonable estimate of the aggregate expenses of reletting the Premises, less Landlord's reasonable estimate of the fair rental value of the Premises as to that period, as determined on the basis of the then current prevailing rental rates relating to comparable commercial facilities located in the Kansas City; Kansas area (after deducting from. such fair rental value the time needed to relet the Premises and the amount of concessions which would normally be given to a new tenant), all of which shall be discounted to present value at the rate of five percent (5%) per annum.

(b) Reletting; Tenant's Liability. Upon such reentry Landlord may, but shall not be required to, repair, alter, remodel, and/or change the character of the Premises as Landlord may see. fit and/or relet the Premises in whole or in part as the agent of Tenant or otherwise in. the name of Landlord or if Tenant, as Landlord shall determine, for all or any part of the unexpired term of this Lease or for a longer term, as Landlord shall determine. Notwithstanding anything set forth herein to the contrary, Landlord hereby agrees to take such measures as are reasonably necessary to mitigate the damages recoverable as a result of a default hereunder by Tenant. Landlord may receive their rents therefor, applying their same first to the payment of such reasonable expenses as Landlord may have incurred in entering, dispossessing, reletting, repairing, or altering the. Premises, and then to the litlfillment of the covenants of Tenant herein, including, but not limited to, the rental payments required hereunder, retaining any balance until the date the Tenn of this Lease would otherwise have expired as security for the payment of all obligations of Tenant which may arise and be unpaid during such period. If Landlord, after such reentry, shall be unable to obtain sufficient rent from the Premises. to pay the amount of the expenses, in addition to the payment of the rent required hereunder and fulfillment of covenants. of Tenant herein, Tenant shall pay to Landlord at the end of each month during the remainder of the Term the difference between the rent actually received by Landlord and the sum of the rent reserved hereunder and the expenses. In attempting to relet the Premises, Landlord, in its sole and absolute discretion, shall determine (i) whether or not a proposed Tenant is suitable and acceptable and (ii) the reasonableness of the rent. to be paid by such Tenant.

(c)   Other Remedies. Upon an Event of Default which is not cured within the applicable notice and cure periods, if any, Landlord may, but shall not be obligated to, perform any obligation of Tenant under this Lease; and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at die Default Rate (as defined herein), shall be reimbursed by Tenant to Landlord on demand. Except as otherwise specifically set forth in this Lease, any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(d) Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.

(e)   Holding Over. If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant's right to possession of the Premises; Tenant shall pay rent during such holding over at one hundred fifty percent (150%) of the Rent in effect immediately preceding such holding over computed on a monthly basis for each month or partial month that Tenant remains in possession. Tenant shall also indemnify, defend, and hold harmless Landlord from and against all claims and direct damages (but excluding consequential damages), sustained by reason of Tenant's holding over. The provisions of this Section do not waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant's remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant. If Tenant shall default in so surrendering the Premises, Tenant's occupancy subsequent to such expiration or termination shall be deemed to be that of a tenant at will.

2.4 Supplier Agreement. Landlord hereby agrees and acknowledges that, in the event that certain Supplier Agreements between Landlord and Tenant (the "Supplier Agreement") are terminated any time prior to five (5) years from the Term Commencement Date (as such term is defined in the Supplier Agreement), Tenant shall have the right to terminate this Lease pursuant to a written notice given to Landlord at least one hundred eighty (180) days prior to the effective date of such termination. Upon Tenant's election to terminate this Lease, Tenant will comply with all of its obligations under this Lease regarding the deactivation of Cyclotron (as hereinafter defined) as specifically set forth in Section 10.22 of this Lease, and all other regulatory requirements that have been agreed to within this Lease and all other terms and conditions set forth in this Lease on a going forward basis.

2,5 Surrender. Tenant shall surrender the Premises to Landlord at the expiration of the Term or termination of this Lease in as good condition as received, except for ordinary wear and tear and damage by fire or other casualty.

ARTICLE III.

FINANCIAL ARRANGEMENTS

3.1 Rent. Tenant agrees to pay and Landlord agrees to accept a base rent for the lease of the Premises in the amount of $1,866.67 per month ($22,400.00 per year) (the "Base Rent" and/or "Rent"). Furthermore, Tenant agrees to pay Landlord all past due Base Rent for the period commencing on July 1, 2015 through July 31, 2017 in the amount of $46,666.75 (25 months x $1,866.67), within thirty (30) days following the full execution of this Lease. In the event Tenant pays Landlord all of the past due Base Rent within the above-described 30-day time period, such past due Base Rent shall not accrue interest or any other late charge as may be provided. in Sections 3.2 and 3.3 below.

3.2 Rent Payments. The Rent shall be payable in advance without necessity of demand in equal monthly installments beginning on the Commencement Date, and thereafter on the first day of every calendar month throughout the Term. If the Commencement Date or the expiration or termination date are on a day other than the first or last day of the month, the monthly Rent for such first and/or last month of this Lease shall be prorated, based upon a thirty (30) day month All Rent payments shall be made to Landlord payable at Landlord's address for notices set forth in Section 10.6, or to such other place as Landlord may from time to time designate in writing to Tenant. In addition to all default remedies provided under this Lease and at law or equity, Landlord shall be entitled to: (a) a late charge of $100 when payment is more than five (5) days past due, payable without demand on the sixth (6th) day after due date; and (b) the lesser of (i) the maximum bad check fee allowable by law, or (ii) five percent (5%) of the amount of such check if Landlord presents Tenant's check to any bank and Tenant has insufficient funds to pay for such check.

3,3 Interest. Any rent or other amounts due hereunder from Tenant to Landlord, if not timely paid, may accrue interest at ten percent (10%) per annum (the "Default Rate"), until paid in full.

3.4 FMV. The rent which is described in the preceding provisions of this Article 3 as. being payable to Landlord by Tenant during the Term of this Lease has been determined and established by the Parties, through arms-length negotiations, and is supported, on the Effective Date of this Lease, by a written opinion of a qualified appraiser experienced in providing fair market valuations of rental rates in respect to comparable commercial facilities located in the Kansas City, Kansas area, as being within the range of what is considered to be fair market value ("FMV"). The Parties, when negotiating the rent which is being paid under this Lease, have consulted and considered,. in addition, the applicable rules and regulations, as published pursuant to the Medicare Fraud and. Abuse or the Anti-Kickback Statute (the "Anti-Kickback Statute"), which could affect the relationship between the Parties being created by this Lease.

ARTICLE IV.
SERVICES

4.1 Services Furnished by Landlord, Landlord shall provide and pay for all utilities to the Premises, including gas, water, telephone and electrical and garbage disposal for ordinary commercial waste, which Landlord will pay on a timely basis. Landlord will keep the roof, structural part of the floor, walls and other structural parts of the Building in good repair. Notwithstanding anything: set forth in this Lease to the contrary, any damage or destruction of the Building, the Premises or the equipment utilized by Tenant caused by any act or omission of Tenant, its agents,. employees or invitees shall be repaired and/or replaced at Tenant's sole cost and expense. Tenant hereby agrees to reimburse Landlord for any such repairs and/or replacements within thirty (30) days following Landlord's request for reimbursement of the actual costs incurred in connection therewith.

ARTICLE V.

TENANT OBLIGATIONS

5.1 Use of Premises.

(a) Tenant covenants and agrees, so long as this Lease remains in force, to use the Premises solely for the operation of a radiophannaceutical manufacturing and distribution business and those activities which are incidental thereto. During the Tenn of this Lease, Landlord. will not permit any other radiopharmaceutical manufacturing and distribution business to operate anywhere else in the Building. Tenant shall. be solely responsible. for all activities conducted in the Premises and for all services it provides in the Premises. Landlord makes no warranties and hereby disclaims any liability associated with. the foregoing. Tenant agrees to operate its business on the Premises during the entire Tenn and to conduct its business in a reputable manner. Notwithstanding, Tenant shall not conduct its business in a manner that would jeopardize the accreditations or licenses covering Landlord's business or the Building, including its Hospital license.

(b) Tenant shall not do or permit anything to be done in or about the Premises which will in any way increase the rate of insurance on the Building. or its contents. In the event that there shall be an increase in the rate of insurance on either the Building or its contents by reason of any act or omission by Tenant, Tenant shall pay the amount of increase in insurance premiums caused thereby and said amount of increased insurance premiums is hereby made part of the Rent hereunder and payable as such.

(c) For purposes of this Lease, the following terms shall have the following meanings: (i) "Hazardous Material" or "Hazardous Materials" means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, or any hazardous, toxic or dangerous waste, substance or material defined as such or defined as a hazardous substance or any similar term, by, in or for the purposes of the Environmental Laws, including, without limitation Section 101(14) of CERCLA (hereinafter defined); (ii) "Release" shall have the meaning given such term, or any similar term, in the Environmental Laws, including, without limitation Section 101(22) of CERCLA; and (iii) "Environmental Law" or "Environmental Laws" shall mean any "Super Fund" or "Super Lien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials as may now or at any time hereafter be in effect, including, without limitation, the following, as same may be amended or replaced from time to time, and all regulations promulgated thereunder or in connection therewith: the Super Fund Amendments and Reauthorization Act of 1986 ("SARA"); The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); The Clean Air Act ("CAA"); the Clean Water Act ("CWA"); The Toxic Substances Control Act ("TSCA"); The Solid. Waste Disposal Act ("SWDA"), as amended by the Resource Conversation and Recovery Act ("RCRA"); the Hazardous Waste Management System; and the Occupational Safety and Health Act of 1970 ("OSHA").

(d) Tenant represents, warrants, covenants and agrees that: (i) Tenant shall carry on its business and operations at the Premises in compliance in all respects with, and will remain in compliance with, all applicable Environmental Laws; (ii) Tenant shall not create or permit to be created any lien, encumbrance or charge against the Premises for the costs of any response, removal or remedial action or clean-up of Hazardous Materials to the extent arising in whole or in part from Tenant's actions or Tenant's failure to comply with and perform its obligations under this Lease; (iii) Tenant shall promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the Premises, but only to the extent arising from Tenant's actions or Tenant's failure to comply with and perform its obligations under this Lease in accordance with all applicable Environmental Laws; (iv) Tenant shall promptly notify Landlord in writing if Tenant receives any written notice, letter, citation, order, warning, complaint, injury, claim or demand that (A) Tenant has violated, or is about to violate, any Environmental Law in connection with the Premises; (B) there has been a Release or there is a threat of Release, of Hazardous Materials at or from the Premises, (C) Tenant may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a Release of Hazardous Materials, or (D) the Premises are subject to a lien, encumbrance or other charge in favor of any governmental entity for any liability, cost or damages under any Environmental Law.

(e) Except to the extent resulting. or arising in whole or in part from the negligent or willful acts or omissions of Landlord, Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all liens, demands, actions, suits, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including, without limitation, attorneys' and experts' fees) and claims of any and every kind whatsoever paid, incurred, suffered by, or asserted against Landlord or the Premises for, with respect to, or as a result of the following: (i) the presence in, on, over or under, or the escape, seepage, leakage, spillage, discharge, emission or Release on or from the Premises of any Hazardous Materials prior to the Expiration Date or earlier date of termination of this Lease as a direct result of Tenant's use of the Premises; (ii) the violation of any Environmental Laws by Tenant relating to or affecting the Premises prior to the Expiration Date or earlier date of termination of this Lease; (iii) the violation of any of the Environmental Laws by Tenant prior to the Expiration Date or earlier date of termination of this Lease in connection. with any other property owned by Tenant, which violation gives or may give rise to any rights whatsoever in any party with respect to the Premises by virtue of any of the Environmental Laws; (iv) any warranty or representation made by Tenant in this Section 5.1 is or becomes false or untrue in any material respect; or (v) the violation or breach of, or the failure of Tenant to fully and completely keep, observe, satisfy, perform and comply with, any agreement, term, covenant, condition, requirement, provision or restriction of this Section 5.1.

(f) The provisions of this Section 5.1 shall survive the Expiration Date, or any earlier termination of this Lease. The foregoing provisions of this Section. 5.1 are not intended to limit the generality of any of the other provisions of this Lease.

5.2 Signs. Tenant shall install signage that will clearly distinguish the Premises as its separate area unrelated to Landlord's use of or operations within the Building. The signage in question shall be subject to Landlord's prior written consent. Other than the signage herein described, Tenant shall not paint, display, inscribe, maintain, erect, or affix any sign, picture, advertisement, notice, lettering, or direction on any part of the inside or outside of the Building without the prior written consent of Landlord.

ARTICLE VI.

CONDITION OF PREMISES, MAINTENANCE & CASUALTY

6.1 Maintenance and Services. Tenant shall, at its expense, throughout the Term, (i) preserve in good working order (subject to ordinary wear and tear and damage by fire or other casualty) and maintain and perform all repairs and routine maintenance to the Premises to keep the Premises in a reasonably safe and serviceable condition, except for those items stated to be Landlord's obligations as described in Section 4.1 above, and (ii) maintain the Premises in compliance with applicable Kansas statutes and regulations governing health care facilities. The disposal of hazardous materials and infectious waste shall be disposed of as provided in Section 6.2 of this Lease.

6.2 Disposal of Hazardous Materials or Infectious Waste. It shall be Tenant's responsibility to dispose of any hazardous material and infectious waste (as such terms are defined by applicable federal, state, and local envirormrental. laws and shall specifically include, without limitation, all radioactive materials, bulk blood, blood products; cultures or specimens from medical, pathological, pharmaceutical, research, commercial, and industrial laboratories; human tissues, organs, body parts, secretions, blood, and body fluids removed during surgery and autopsies; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing of pharmaceuticals or that died of known or suspected infectious diseases; needles, syringes, and scalpel blades) from the Premises. To this end, Tenant shall see to it that all such hazardous material and infectious waste are temporarily stored on the Premises in a manner consistent with applicable laws and approved by Landlord. Tenant shall not cause or permit any hazardous materials or infectious waste to be disposed. on, under, or about the Building or Landlord's surrounding property. Tenant. shall not place or permit to be placed any hazardous materials or infectious waste in any trash dumpster or other garbage collection bin provided by Landlord for the. disposal of non-infectious waste or garbage.

6.3 Rules and Regulations. Tenant, Tenant's agents, employees, invitees, and visitors shall comply fully with. all reasonable rules and regulations promulgated by Landlord concerning the Building.

6.4 Right of Landlord to Inspect and Repair. Landlord and its agents, employees, and independent contractors shall have the right to enter the Premises to inspect and examine same, to make such repairs to the Premises which are necessary to fulfill Landlord's obligations under Section 4.1, and to make such repairs, additions, alterations, and improvements as Landlord desires to make to the Building. Landlord shall also be allowed to take any and all needed materials into and through the Premises that may be required to make such repairs, additions, alterations and improvements during the same time. Landlord agrees to perform such work. in a manner designed to minimize interference with Tenant's business activities. During such time as such work is being carried on in or about the Premises the Rent shall: in no way abate, provided that Landlord's activities do not render the Premises untenantable for Tenant's business purposes for more than three (3) consecutive business days, and Tenant waives any claim and cause of action against Landlord for damages by reason or loss or interruption to Tenant's business and profits therefrom because of the prosecution of any such work or any part thereof, unless such damage is the result of Landlord or Landlord's agent's gross negligence or willful misconduct.

6.5 Nuisance. Tenant shall not commit any waste, or create, maintain or suffer or permit to be created or maintained, any nuisances in or about the Premises, including, but not limited to, loud noises, sound effects, offensive odors, smoke, and dust.

6.6 Certain Rights Reserved To Landlord. Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set off or abatement of rent or any other claim: (a) to change the name or street address of the Building; (b) to install, affix, and maintain any and all signs on the exterior or interior of the Building (but not in the Premises); (c) to make repairs, decorations, alterations, additions, or improvements, whether structural or otherwise, in and about the Building (but not in the Premises, except as set forth in Section 6.4), and for such purposes, on reasonable advance notice except in an emergency, to enter upon the Premises, temporarily close doors, corridors, and other areas in the Building and interrupt or temporarily suspend services or use of common areas, provided that Landlord shall use commercially reasonable efforts to schedule such work so as to minimize interference with Tenant's business and provided further that Tenant agrees to pay Landlord for its actual additional out-of-pocket expenses if, notwithstanding such efforts by Landlord, such work is done other than during ordinary business hours at Tenant's request; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; provided that, except in the event of an emergency threatening injury to persons or damage to property, Landlord agrees to give Tenant reasonable prior notice of any entry into the Premises; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building subject to the access provisions and Section 5.1(a) of this Lease; (f) to show or inspect the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for re-occupancy subject to the access provisions of this Lease; (g) to install, use, and maintain in and through the Premises, pipes, conduits, wires, and ducts serving the Building, provided that such installation, use and maintenance does not materially interfere with Tenant's use of the Premises; and (h) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, or preservation of the Building.

ARTICLE VII.

IMPROVEMENTS & FIXTURES

7.1 Improvement/Alterations. The Premises are accepted by Tenant in its "as-is, where-is"
condition, and Tenant acknowledges that it is relying upon no representations from Landlord or its agents about the condition of the Premises or the Building, including, without limitation, compliance with the Americans with Disabilities Act or any other Laws. Landlord shall have no obligation to make any improvements to or perform any work in the Premises.

7.2 Alterations or Improvements. After the Effective Date of this Lease, Tenant may (subject to Landlord's approval rights set forth below) enter the Premises to remodel, renovate or otherwise alter the Premises (collectively, "Alteration(s)") in a manner that is reasonably necessary for Tenant's use of the Premises. The cost and expense of any Alterations which are initiated by Tenant must be paid by Tenant, and such Alterations must be constructed pursuant to and in compliance with plans and specifications which have been submitted to Landlord and approved in writing by Landlord (which approval shall not be unreasonably withheld) prior to the commencement by Tenant of the construction of that Alteration. Any Alteration will be constructed in a good and workmanlike manner. Tenant hereby agrees and acknowledges that it shall, at its sole cost and expense, construct a modular "clean room" inside the Premises pursuant to plans and specifications approved in advance by Landlord in writing, which approval shall not be unreasonably withheld. Tenant will promptly comply, or will cause prompt compliance with all laws; ordinances, orders, rules and regulations of all municipal, county, state, federal or other governmental authorities which are properly applicable to the Premises, or the alteration, use, occupancy, or the termination of use by Tenant of the Premises. Landlord will cooperate in good faith with Tenant with respect to such compliance efforts.

7,3 Improvements to Landlord's Property. Except as otherwise set forth in Section 7.4 below, all materials furnished, equipment installed, or improvements made or placed in or upon the Premises by Tenant or Landlord, including the modular "clean room," shall remain Landlord's property throughout the Term except as otherwise expressly provided herein, and shall remain in and upon the Premises at the termination or expiration of this Lease, all without payment to Tenant.

7.4 Removal of Trade Fixtures. Tenant shall have the right on or before the expiration of this Lease to remove any equipment and trade fixtures that were purchased by Tenant and are susceptible of being removed,. provided Tenant restores the Premises at Tenant's expense promptly after such removal to the condition in which they were delivered. to Tenant, ordinary wear and tear and events of casualty excepted. Any items remaining in the Premises or in the Building thirty (30) days. after termination or expiration of this Lease shall be the property of Landlord. This right of removal shall not include the right to remove any plumbing, wiring, linoleum, or carpeting glued to the floor, and shall not include any furnishing or fixtures that were supplied or paid for by Landlord. Notwithstanding anything set forth herein to the contrary, Tenant shall be required, at Tenant's sole cost and expense, to remove the Cyclotron Assets (as hereinafter defined) in accordance with Section 10.22 of this Lease and. shall further be required to restore the Premises at Tenant's sole cost. and expense promptly after such removal of the Cyclotron Assets to the condition in which they were delivered to Tenant, ordinary wear and tear and. events of casualty accepted.

7.5 Liens. Tenant will not permit the existence or continuance of any lien on or against the. Premises or the Building which is attributable to. the actions or inactions of Tenant. Within twenty (20) days after receiving a notice of the filing of a lien, Tenant will. cause the lien to be removed by payment or posting of appropriate bonds, or by depositing an amount equivalent to the claimed lien as security with Landlord if Tenant, in good faith, contests the. validity of such claimed lien. Tenant expressly indemnifies Landlord with respect to any liabilities, lawsuits or costs, including reasonable attorneys' fees, resulting from the filing of any lien on or against the Premises or the Building which are attributable to the actions or inactions of Tenant. If Tenant fails to have such lien so released or to deliver such bond or title insurance to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's reasonable expenses and attorneys' fees.

ARTICLE VIII.

INSURANCE, INDEMNITY & RESPONSIBILITY OF THE PARTIES

8.1 Condition and Acceptance of Premises. Tenant's occupancy of the Premises will constitute an acknowledgment, and conclusive evidence, that Tenant is familiar with the Premises, that the Premises is in a good state of repair and suitable. for its intended use, and that the Premises is acceptable in its then condition.

8.2 Landlord Not Liable. Tenant agrees that Landlord shall not be liable to Tenant for any loss, damage or injury to person or property occurring in or about. the Premises regardless of cause, except to the extent said loss, damage or injury shall result, in whole or in part, from Landlord's negligence.

8.3 Mutual Indemnification.

(a) Tenant, by the execution and delivery of this Lease, expressly indemnifies Landlord as to any liabilities, costs, including reasonable attorneys' fees, losses, claims, demands or judgments: (i) arising from injury to persons or damage to property sustained while on or in the Premises, unless such injury or damage is occasioned by or is otherwise attributable to Landlord's negligence; (ii) arising as a result or by virtue of Tenant's failure to properly or adequately dispose of hazardous materials or organisms; or (iii) arising as a result of any breach, violation or non-performance of Tenant wider this Lease. Tenant, at the sole cost and expense. of Tenant, will timely assume and will thereafter diligently defend any lawsuits or actions which are instituted or filed directly against Landlord by reason of such injury, property damage or improper or inadequate disposal of hazardous materials or organisms, utilizing legal counsel and other consultants selected and engaged by Tenant.

(b) Landlord, by the execution and delivery of this Lease, expressly indemnifies Tenant as to any liabilities, costs, including reasonable attorneys' fees, losses, claims, demands or judgments arising from injury to persons or damage to property sustained while on the Common Area, unless such injury or damage is occasioned by or is otherwise attributable to Tenant's negligence. Landlord, at the sole cost and expense of Landlord, will timely assume and will thereafter diligently defend any lawsuits or actions which are instituted or filed directly against Tenant by reason of such injury or property damage, utilizing legal counsel and other consultants selected and engaged by Landlord.

8.4 Insurance.

(a) During the Term of this Lease, Landlord will continuously insure the Building, including the Premises, against loss or damage by fire and other casualties and risks which are presently, or may be subsequently, 'encompassed within and embraced by the "Extended Coverage" provisions of a. standard commercial fire and casualty insurance policy in an amount constituting the approximate replacement cost of the Building, as determined by Landlord.

(b) Tenant will maintain during the Term of this Lease, to insure the respective interests of Landlord and Tenant under this Lease, a comprehensive public liability policy insuring against. claims, demands and actions with respect to bodily injury, death or property damage occurring on the Premises, with minimum limits of coverage, with, respect to bodily injury or death, of One Million Dollars ($1,000,000) per person and Three Million Dollars ($3,000,000) per occurrence and, with respect to property damage, One Million Dollars ($1,000,000) per accident, which policy or policies shall name Landlord as an additional insured and shall contain a provision that the coverage may not be canceled without first giving Landlord not less than fifteen (15) days prior written notice. Tenant, in addition, will continuously insure during the Term of this Lease all of the furniture, furnishings, equipment and machinery owned by Tenant and located within the Premises, as well as any Alteration to the Premises which is constructed by Tenant pursuant to this Lease.

(c) All insurance policies required of Tenant by this Lease must be issued by reputable companies which are empowered to transact business in the State of Kansas, and which are reasonably satisfactory to Landlord. Prior to the Effective Date of this Lease, and thereafter not less than thirty (30) days prior to the respective expiration dates of the policies previously furnished by Tenant pursuant to this Lease, appropriate certificates naming Landlord as an additional insured party, where required under this Lease, must be. delivered by Tenant to Landlord.

8.5 Responsibility for Own Acts. Each party shall be responsible for its own acts and omissions and shall be liable for payment of that portion of any and all claims, liabilities, injuries, suits, and demands and expenses of all kinds that may result or arise out of any alleged malfeasance or neglect caused or alleged to have been caused by said party, its employees, agents, contractors, or subcontractors in the performance or omission of any act or responsibility of said party under this Lease.

In the event that a claim is made against both parties, it is the intent of both parties to cooperate in the defense of said claim and to cause their insurers to do likewise. Both parties shall, however, retain the right to take any and all actions they believe necessary to protect their own interests.. The provisions of this Section 8.5 shall survive the termination or expiration of this Lease.

8.6 Casualty Event. (a) If the Premises or any other portion of the Building is damaged or destroyed by fire or other casualty during the Term of this Lease, Landlord, with reasonable diligence, will repair, reconstruct, replace and restore such damage, unless this Lease is terminated by Landlord under Section 8.6(c), and the rent which is otherwise payable by Tenant under this Lease will be abated pro rata from the date of the occurrence of such damage until the restoration is completed, to the extent and during the period the Premises, in the reasonable opinion of Landlord, are untenantable. The rental abatement which is permitted under this Section 8.6(a) will be computed by Landlord on the basis of the relationship which the square foot area of the space rendered untenantable bears to the total square foot area of the Premises, as depicted on "Exhibit A."

(b) The preceding provisions of Section 8.6(a) notwithstanding, however, Landlord will not be required to expend, in connection with such restoration, an amount in excess of the net insurance proceeds which are actually recovered by Landlord as a result of the fire or casualty damage.

(c)   If the estimated restoration costs exceed the net insurance proceeds which Landlord reasonably anticipates recovering as a result of the fire or casualty damage, or if the Premises or the Building are damaged, in the reasonable opinion of Landlord,. to an extent that such restoration is not economically reasonable or if the Premises or the Building are materially and substantially damaged within twelve (12) months of the Expiration Date, then Landlord, if Landlord so elects, may terminate this Lease by delivering a notice to Tenant within ninety (90) days after the occurrence of that damage, in which event this Lease will be deemed to be terminated as of such occurrence, the rent which is payable under this Lease will be prorated to that termination date and the Parties will be deemed to be released as to all of their respective duties, obligations and responsibilities under this Lease.

8.7 Mutual Waiver of Subrogation. Landlord and Tenant shall each require that fire and extended coverage insurance and/or casualty insurance policies contain a waiver of subrogation rights by the insurer against the other party for loss, damage or injury to insured's property caused or contributed to by act or omission of the other party, its agents and employees. Each party hereby releases the other party from and against any claim for such loss, damage or injury and agrees to indemnify and hold the other party harmless from all loss, damage and expense, including court costs and attorney fees, resulting directly or indirectly from assertion of subrogation rights by insured party's insurer or insurers against the other party.

8.8 Real Estate Taxes and Special Assessments. Landlord shall pay,. at Landlord's sole cost and expense, the real estate taxes and. installments of general and special assessments, payable with respect to the Premises; provided, however, if any such taxes or assessments arise as a result of Tenant's use of the Premises, Tenant shall be solely responsible for the same.

ARTICLE IX.

COMPLIANCE REQUIREMENTS

9.1 Confidentiality. The parties hereto shall hold in confidence the information contained in this Lease and each of them hereby acknowledges and agrees that all information related to this Lease, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of each of the parties except: (a) to the extent necessary to comply with any law, rule or regulation or the valid order of any governmental agency or any court of competent jurisdiction; (b) as part of its normal reporting or review procedure, to its auditors and its attorneys; (c) to the extent necessary to obtain appropriate insurance, to its. insurance agent; or (d) as necessary to enforce its rights and perform its agreements and obligations under this Lease. The provisions of this Section 9.1 shall survive the termination or expiration of this Lease.

9.2 Health. Care Regulatory Requirements. This Lease is to be strictly interpreted and construed so as to comply with all of the provisions of and the referral restrictions which are contained within the federal statutes and laws which are commonly referred. to as the Anti-Kickback Statute and the Stark Laws, and all of the rules and regulations promulgated pursuant to, and all of the eases or opinions interpreting, .such statutes and laws, as well as any other state statutes or laws which may be applicable to such arrangements. As a consequence, Landlord is not being obligated or required by the provisions of this Lease to refer any patients to Tenant, or any affiliate of Tenant, to obtain or receive any medical diagnosis, care or treatment from Tenant, or to purchase any health care related services or products from Tenant. Neither Landlord nor Tenant is entering into this Lease with an expectation that such patient. referrals will occur or develop between Landlord and Tenant by virtue of the relationship between the Parties which is being created by this Lease. The parties hereto acknowledge and agree that (a) the Premises leased hereunder do not exceed that which are reasonable and necessary for Tenant's legitimate business purpose and. are used. exclusively by Tenant during the Term; (b) the rental charges over the Term are set in advance, are consistent with fair market value, and are not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties; and (c) this arrangement would be commercially reasonable even if no referrals were made between. the parties. Nothing in this Lease, whether written or oral, nor any consideration in connection herewith requires the referral of any patient. This Lease is not intended to influence the judgment of Tenant in choosing the medical facility appropriate for the proper treatment of patients. Tenant shall not receive any compensation. or remuneration in exchange for referrals. The parties hereto support a patient's, right to select the medical. facility of his or her choice. The parties specifically do not intend to violate the federal (or any state's versions of the) Stark Law and Anti-Kickback Statute and intend to meet the requirements of the Lease Exception set forth at 42 CFR 411.357(a), and to the extent possible, of the Lease Safe Harbor set forth at 42 CFR 1001.952(b).

9.3 Compliance with Environmental Laws. Tenant shall cause the Premises to comply with all applicable environmental laws and governmental requirements; provided, however, in the event the non-compliance pre-existed the date of this Lease first above written, the cost of compliance shall be Landlord's sole cost and expense. Tenant shall at its own cost and expense be responsible for obtaining and maintaining all enviromnental and other licenses and permits necessary in connection with its use of the Premises. In addition, Tenant shall furnish Landlord with a copy of any and all citations, orders, reports, subpoenas, or requests regarding the Premises from any federal, state, or local governmental authority and a copy of any and all information, documents, or reports submitted to any federal, state, or local governmental authority by or on behalf of Tenant regarding the Premises. All notices and reports shall be furnished to Landlord as soon as practical, and in no event later than five (5) days after Tenant's receipt of such notice or the occurrence of the event which triggers the reporting obligation. Nothing in this Lease shall lessen any duty imposed on Tenant by federal, state, or local laws, regulations, rules, or ordinances.

9.4 Master Contract List and Other Financial Relationships. As required by the Stark Law (if applicable) and related regulations, Landlord and its affiliates maintain master lists of contracts between Landlord and. its physician providers. Upon reasonable and legal request, Landlord shall provide a copy of such list to Tenant to the extent. it relates to any contracts with Tenant, or to governmental authorities permitted to have such list pursuant to the Stark Law and related regulations or other laws or regulations.

9.5 Excluded Provider. Tenant hereby represents and warrants that it is not now and at no time has been excluded from participation in any federally funded health care program, including Medicare and Medicaid. Tenant hereby agrees to immediately notify Landlord of any threatened, proposed, or actual exclusion from any federally funded health care program, including Medicare and Medicaid. In the event that Tenant is excluded from participation in any federally funded health care program during the term of this Lease, or if at any time after the Effective Date of this Lease it is determined that Tenant is in breach of this Section, this Lease shall, as of the Effective Date of such exclusion or breach, automatically terminate.

9.6 Recordkeeping. If and to the extent required by Section 1395x(v)(1)(I) of Title 42. of the United. States Code, until the expiration of four (4) years after the termination of this Lease, Tenant shall make available, upon written request by the Secretary of the Department of Health and Human Services (the Secretary), or upon request by the Comptroller General of the United States General Accounting Office (the Comptroller General), or any of their duly authorized representatives, a copy of this Lease and such books, documents, and records as are necessary to certify the nature and extent of the costs of the services provided by Tenant under this Lease. Tenant further agrees that, in the event it carries out any of its duties under this Lease through a subcontract with a related organization with a value or cost of Ten. Thousand Dollars ($10,000) or more over a twelve (12) month period, such subcontract shall contain a provision requiring the related organization to make available until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract upon written request to the Secretary, or upon. request to the Comptroller General, or any of their duly authorized representatives, a copy of such subcontract and such books, documents, and records of such organization as are necessary to verify the nature and extent of such costs.

9.7 Compliance with All Laws. Tenant represents that its use of the Premises shall fully comply with all applicable federal, state and local statutes, rules, and regulations. Specifically, but not by way of limitation, Tenant represents that its performance under this Lease shall comply with all applicable statutes, rules, regulations, accreditation standards and other applicable standards of: Medicare; Medicaid; BMTALA; the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information and. Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 1.60 and 164; the security and privacy provisions of the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder; the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder, and updates to incorporate any changes to such statutes, rules, regulations, and applicable standards.

9,8 Termination for Cause. If either Party determines subsequent to the. Effective Date that any of the terms of this Lease materially violate any state or federal law, or would jeopardize the ability of either Party to continue to participate in the Medicare and the Medicaid. health care programs, or in any other federal or state health care programs, or would jeopardize the continued federal tax-exempt status of either Party, or any entities which are affiliated with either Party, or would result. in the imposition of any excise taxes under federal income tax laws, or would potentially subject either Party to any civil monetary penalties or criminal prosecution, then the Parties agree to immediately endeavor in good faith to renegotiate terms which would result in Tenant being in appropriate legal compliance. If the Parties are unable to timely agree on such terms, however, then either Party may terminate this Lease by delivering at least a thirty (30) day notice to the other Party, and in that event, the Parties will be deemed to be released as to all of their respective duties, obligations and responsibilities under this Lease.

ARTICLE X.

MISCELLANEOUS

10.1 Non-Waiver. Landlord shall not by receiving partial payments of rent in arrears be deemed to have waived any rights herein for non-payment of rent or for any other default on the part of Tenant. No waiver or failure to enforce any of the provisions, terms, conditions, or obligations herein or failure to declare a default hereunder by Landlord shall be construed as a waiver of any subsequent breath of such provisions, term, condition, or obligation, or of any other provision, term, condition, or obligation hereunder, whether the same or different in nature. No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts. In addition to all of the remedies granted Landlord herein, Landlord shall also have the right to invoke any remedy available' at law or in equity to enforce Landlord's rights hereunder, as if re-entry and other remedies were not herein provided for. Except as otherwise specifically stated. in this Lease, all rights and remedies of the Landlord under this Lease shall be cumulative, and none shall exclude any other right or remedy available hereunder or at law or in equity.

10.2 Expenses.

(a) Tenant will promptly pay, at the demand of Landlord, all expenses, including reasonable attorneys' fees and court costs, which are incurred by Landlord to: (i) enforce any obligation or duty of Tenant under this Lease; (ii) cure any default by Tenant under this Lease; or (iii) defend or participate in any legal proceedings initiated by or on behalf of Tenant where Landlord is not adjudged to be in default under this Lease.

(b) Landlord will promptly pay, at the demand of Tenant, all expenses, including reasonable attorneys' fees and court costs, which are incurred by Tenant to: (i) enforce any obligation or duty of Landlord under this Lease; (ii) cure any default by Landlord under this Lease; or (iii) defend or participate in any legal proceedings initiated by or on behalf of Landlord where Tenant is not adjudged to be in default under this Lease.

10.3 Unavoidable Delays. If Landlord be delayed or prevented directly or indirectly fiom performing any of its obligations hereunder because of fire, strikes, acts of God, or other labor troubles, or for any other reason beyond Landlord's reasonable control, Landlord shall incur no liability to Tenant as a result thereof, and the period of such delay or prevention shall be deemed. added to the time herein or otherwise provided for such performance.

10.4 Assignment and Subletting. Tenant shall not assign or transfer this Lease or any part thereof or interest therein or sublet the Premises or any part thereof, without the prior written consent of Landlord, which consent. shall not be unreasonably withheld. Notwithstanding anything set forth herein to the contrary, any proposed assignee must assume the duties and obligations set forth in that certain Purchase Agreement (the "Purchase Agreement") between Tenant, as purchaser thereunder, and Landlord, as seller thereunder, and such assignee must, in the sole opinion of Landlord, be capable of complying with the duties and obligations set forth in the Purchase Agreement. Further, notwithstanding the foregoing, Landlord hereby consents to Tenant's assignment of this Lease to Sofie Biosciences, Inc., Sofie Network, Inc., or an affiliate or subsidiary of either Sofie Biosciences, Inc. or Sofie Network, Inc. (each, at "Sofie Entity") in connection with the sale or other disposition of substantially all of the assets of Tenant located on the Premises to a Sofie Entity, provided such Sofie Entity assumes all of the duties and obligations set forth in this Lease and in the Purchase Agreement, as required above, Notwithstanding any such permitted assignment, the original Tenant named herein shall not be released from any covenant or obligation under this Lease.

10.5 Other Charges. All charges against Tenant by Landlord accruing. under this Lease shall be treated as Rent due hereunder and shall be payable at the time and in the manner specified herein or in any notice from Landlord to Tenant.

10.6 Notices. All notices herein provided for shall be in writing and shall be deemed given when sent by registered or certified mail, postage prepaid, return receipt requested, and deposited in the mail address. (a) to Landlord directed to University of Kansas Hospital Authority, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attn: General Counsel, with a copy to University of Kansas Hospital Authority, 3901 Rainbow Boulevard, Mail Stop 3011, Kansas City, Kansas 66160, Attn: John L. McDonough, Vice President or (b) to Tenant at the address of the Premises. Either party may change its address for purpose of notice, by written notice given in like manner as herein provided.

10,7 Exhibits. All exhibits attached hereto are hereby incorporated into this Lease and shall be a part hereof whether or not they are specifically referred to herein.

10.8 Waiver of Notice. Tenant waives any and all notices required by law, other than such notices as may be specifically required in this Lease.

10.9 Entire Agreement. This Lease contains the entire agreement between the parties with respect to the subject matter herein and all prior written and verbal understandings and agreements are merged herein, and this Lease may not be altered, changed, or amended, except by an instrument in writing, signed by both parties hereto,

10.10 Successors Bound. The covenants, conditions, and agreements contained in this Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns and to Tenant, and, subject to Article II, to Tenant's successors and assigns.

10.11 Covenant of Quiet Tenant Possession. Except as expressly herein provided otherwise and provided that Tenant is not in default hereunder, Landlord covenant that, upon performing all of its obligations hereunder, Tenant shall peacefully and quietly hold and enjoy the Premises for the tem hereof and any extensions thereof

10.12 Partial Invalidity. In the event that any provision or part of a provision of this Lease is held invalid or unenforceable by any court or other lawful forum, such provision shall be ineffective only to the extent that it is in contravention of applicable laws without invalidating the remaining provision of this Lease, unless such invalidity or unenforceability would defeat an essential business purpose of this Lease.

10.13 Marginal Captions; Construction. The marginal captions in this Lease are for convenience only and are not intended to limit or amplify the terms and provisions of this Lease. Whenever the context admits or requires, words in the singular may be regarded as in the plural and vice versa. and personal pronouns may be read as masculine, feminine or neuter,

10,14 Commissions, Fees, etc. Tenant represents and warrants to Landlord that this Lease has been procured and all negotiations leading to the execution and delivery of this Lease have been carried out without the intervention of any third party, and without incurring any liability for brokerage fees, commissions, or a "finder's fee" relative to this Lease, and Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any assertion by any third party to such brokerage fee, commission, and finder's fee.

10.15 Survival. Whether specifically identified or not, the obligations of the parties under this Lease which by their nature or content would continue beyond the expiration or termination of this Lease shall survive any such expiration or termination, and shall remain in effect and binding upon the parties until they have fulfilled all of their obligations hereunder and the statute of limitations shall not commence to run until the time such obligations have been fulfilled.

10.16 Governing Law. This Lease shall be governed by the laws of the State of Kansas applicable to agreements made and to be performed wholly within the State of Kansas, irrespective of such state's choice of law principles.

10.17 Amendments. This Lease may be amended at any time by mutual agreement of the parties without additional consideration, provided that before any amendment shall become effective, it shall be reduced to writing and signed by each of the parties.

10.18 Cumulation of Remedies. Except to the extent otherwise specifically stated in this Lease, the various rights, options, elections, powers, and remedies of the respective parties hereto contained in, granted, or reserved by this Agreement, are in addition to any others that said parties may be entitled to by law, shall be construed as cumulative, and no one of them is exclusive of any of the others, or of any right or priority allowed by law.

10,19 Counterparts; Electronic. Signatures. This Lease, and any addenda hereto, may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and. the same instrument. Electronic (pd1) signatures shall be deemed original signatures for purposes of the execution and delivery of this Lease.

10.20 Parking/Access. Tenant shall be permitted to use on a non-exclusive basis, in common with other tenants of the Building and their' employees and invitees, three (3) parking spaces in the parking lot located adjacent to the Building and in reasonably close proximity to the Premises, at no charge. Furthermore, Tenant shall be provided three (3) access badges, free. of charge, for three (3) of its contract employees. Tenant shall be subject to all rules and regulations related to the parking area and shall comply with all requirements related to the access badges..

10.21 Relationship. No provision contained in this Lease may be construed as creating a relationship of principal and agent, or partnership, or joint venture or any other relationship between the Parties, other than. the relationship of landlord and tenant.

10.22 Cyclotron. Tenant hereby agrees and acknowledges that Tenant shall be solely responsible in connection with any and all obligations which may arise with respect to the ownership, use and decommissioning of that certain Cyclotron (the "Cyclotron") and certain ancillary assets used solely in the operation of the Cyclotron (together with the Cyclotron, the "Cyclotron Assets"), including, but not limited to, maintenance, repair, servicing and removal of the Cyclotron Assets from the Premises and Building upon the expiration. or earlier termination of this Lease, which shall include the obligation to comply with all obligations and requirements under any and all laws, rules and regulations governing the same. Notwithstanding anything set forth in this Lease to the contrary, this provision shall survive the expiration or early termination of this Lease.

[Signatures begin on. next page]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Lease to be executed as of the date first above written.

TENANT:		LANDLORD:

GLOBAL ISOTOPES, LLC		UNIVERSITY OF KANSAS HOSPITAL AUTHORITY

By:	/s/ Timothy D. Stone, Jr.	By:	/s/ John L. McDonough
Name:	Timothy D. Stone, Jr.	Name:	John L. McDonough
Title:	President and CEO	Title:	Vice President

EXHIBIT "A"

PREMISES